EX-99.1

Press Release
EMCORE Corporation Reports Fiscal 2006 Second Quarter and Six-Month Results
  Quarterly revenues increase 35% from a year ago to $41.2 million;
  Six-month revenues increase 41% from a year ago to $81.1 million;
  Gross margins increase 4% points sequentially to 21%
SOMERSET, New Jersey, May 3, 2006 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets, today announced its financial results for the fiscal 2006 second quarter ended March 31, 2006.

Revenues for the second quarter of fiscal 2006 were $41.2 million, an increase of 35% from the $30.4 million reported in the second quarter of fiscal 2005, and an increase of $1.3 million, or 3%, from the $39.9 million in the previous quarter. All three of the Company’s operating segments, Fiber Optics, Photovoltaics and Electronic Materials and Devices, posted revenue increases year over year. Sequentially, Fiber Optics and Electronic Materials and Devices revenues increased, while Photovoltaics experienced a marginal revenue decrease of 4%. Gross profit for the quarter was $8.7 million or 21%, an increase of 57% from $5.5 million a year earlier. The gross margin of 21% represents an increase of 4 percentage points from the 17% gross margin recorded in the previous quarter. Included in cost of goods sold for the three and six-month periods ended March 31, 2006 are $0.1 million and $0.3 million of stock-based compensation expense, respectively. No stock-based compensation expense was recognized in the previous year. For the six months ended March 31, 2006, revenues totaled $81.1 million, an increase of 41% or $23.7 million as compared to the $57.4 million recorded for the six months ended March 31, 2005.

Operating expenses totaled $16.0 million for the three months ended March 31, 2006. Excluding the one-time $2.7 million expense relating to loan forgiveness (as described in the Company’s Form 8-K filed on March 1, 2006 and Form 8-K/A filed on March 6, 2006), operating expenses for the second quarter of fiscal 2006 totaled $13.3 million, an increase of $1.6 million from the previous quarter. The increase was primarily attributable to the operating expenses of the three businesses acquired by the Company during the past four months. As the Company completes the integration of these recent acquisitions, it expects the operating expenses related to the acquisitions to decrease. For the six-month period ended March 31, 2006, operating expenses totaled $27.7 million, an increase of $7.8 million from the previous year. Included in operating expenses for the three and six-month periods ended March 31, 2006 are $0.9 million and $1.6 million of stock-based compensation expense, respectively, and $2.7 million of loan forgiveness. No stock-based compensation expense was recognized in the previous year.

The Company reported an operating loss of $7.3 million for the three months ended March 31, 2006. Excluding the $2.7 million in loan forgiveness and the $0.9 million of stock-based compensation expense, the operating loss totaled $3.7 million, or $(0.07) per share. This compares to an operating loss of $3.7 million, or $(0.08) per share in the prior year and $3.7 million, or $(0.08) per share in the prior quarter after deducting stock- based compensation expense of $1.1 million.

EMCORE reported a net loss for the second quarter of fiscal 2006 of $6.9 million or $(0.14) per basic and diluted share. Excluding the stock-based compensation expense of $0.9 million, the loan forgiveness of $2.7 million, and the final earn-out payment from the sale of the Company’s equipment division in November 2003 of $2.0 million, the net loss is $5.3 million, or $(0.11) per share. GELcore, the Company’s joint venture with GE Lighting, incurred a loss for the quarter of $0.4 million as compared to a profit of $0.5 million in the previous quarter, representing a $(0.02) impact on earnings per share. In the previous year, EMCORE’s quarterly net loss was $4.9 million, or $(0.10) per share, after excluding the $12.5 million first earn-out payment from the sale of the Company’s equipment division in November 2003. In the previous quarter, EMCORE’s net loss was $4.3 million, or $(0.09) per share, excluding stock-based compensation expense of $1.1 million and the loss on convertible subordinated notes of $1.1 million.

Cash, cash equivalents and marketable securities at March 31, 2006 totaled approximately $33.9 million, essentially the same as the prior quarter ended balance. Income before interest, taxes, depreciation, amortization and other non-cash items (adjusted EBITDA) was approximately $0.4 million, an improvement of $0.3 million and $0.8 million as compared to adjusted EBITDA for the prior year and prior quarter, respectively.

Management Discussion and Outlook

“Revenues of $41.2 million were in line with our estimate and our gross margins improved, increasing 4 percentage points to 21% this quarter. All three operating segments experienced gross margin increases this quarter. We incurred approximately $1.3 million of operating expenses related to the acquisitions of Phasebridge, Force and K2 Optronics in the last 120 days. These expenses should be reduced as we complete the integration of these recent acquisitions. We believe these acquisitions will add $10-$11 million of revenue over the next twelve months,” commented Mr. Reuben F. Richards Jr., President & CEO. “On the terrestrial solar front, we are excited about our prospects. We have bids out on approximately 40 megawatts of installations with contracts to be awarded in 2006 for installations beginning in 2007. Meanwhile, we are presently working with other customers and have made initial shipments of terrestrial based solar cells to 5 solar concentrator companies, including the 2 major system manufacturers in Europe and Asia,” Mr. Richards stated. “Looking ahead to the fiscal third quarter, we expect total revenue of $42-$44 million,” Mr. Richards added.

Company & Quarterly Highlights

EMCORE recorded the final earn-out from the sale of the equipment division to Veeco Instruments, Inc. in 2003. Net sales of TurboDisc products for the twelve months ended December 31, 2005 amounted to $44.0 million resulting in an earn-out of $2.0 million for year two of the two-year earn-out agreement. EMCORE recorded a net gain from the disposal of discontinued operations of $2.0 million. EMCORE received a cumulative two-year earn-out of $15.2 million, or 76% of a total potential earn-out of $20 million.

The K2 Optronics, Inc. acquisition was completed on January 12, 2006. K2 specializes in designing, developing and manufacturing analog and digital transmission lasers for the cable television, telecommunications, sensing, and test and measurement industries.

EMCORE will discuss the results further on a conference call to be held tomorrow, Thursday, May 4, 2006 at 9:00 a.m. EDT. To participate in the call, U.S, callers should dial (toll free) 1-877-691-0878 and international callers should dial 1-973-935-8599. A replay of the call will be available beginning May 4, 2006 at 11:15 a.m. EDT until May 11, 2006 at 11:59 p.m. EDT. The replay call-in number for U.S. callers is 1-877-519-4471, for international callers it is 1-973-341-3080, and the access code is 7274525#. The call also will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets. EMCORE has three operating segments: Fiber Optics, Photovoltaics, and Electronic Materials and Devices. The Company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customers’ goals and objectives to be leaders in the transport of video, voice, and data, over copper, hybrid fiber/coax (HFC), fiber, satellite, and wireless networks. EMCORE's solutions include: optical components and subsystems for fiber-to-the-premise, cable television, and high speed data and telecommunications networks; solar cells, solar panels, and fiber optic ground station links for global satellite communications; and electronic materials for high bandwidth wireless communications systems, such as Wi-Fi Internet access and 3G mobile handsets and PDA devices. Through its joint venture participation in GELcore, LLC, EMCORE plays a vital role in providing next-generation High-Brightness LED products and solutions to the general and specialty illumination markets. For further information about EMCORE, visit http://www.emcore.com.

Disclaimer

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Such forward-looking statements include but are not limited to words such as "expects," "anticipates," "intends," "plans," believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. These forward-looking statements also include, without limitation, (a) any statements or implications regarding EMCORE’s ability to remain competitive and a leader in its industry, and the future growth of EMCORE, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits to EMCORE from its current cost reduction efforts, including (i) expected cost reductions and their impact on EMCORE’s financial performance, (ii) EMCORE’s ability to reduce operating expenses associated with its recent acquisitions (iii) EMCORE’s continued leadership in technology and manufacturing in its markets, and (iv) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by EMCORE regarding its expected financial performance in future periods, including, without limitation, with respect to anticipated revenues for the third quarter of fiscal 2006 or expected revenues from recent acquisitions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) EMCORE’s cost reduction efforts may not be successful in achieving their expected benefits, (including, among other things, cost structure, gross margin and other profitability improvements), due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, integration difficulties, and execution concerns; (b) EMCORE may encounter difficulties in integrating its recent acquisitions and as a result may sustain increased operating expenses, delays in commercializing new products, production difficulties associated with transferring products to EMCORE’s manufacturing facilities and disruption of customer relationships (c) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, iv) to successfully compete with products offered by our competitors and (d) other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

EMCORE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and six months ended March 31, 2006 and 2005
(in thousands, except income (loss) per share)
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005

Revenue	$41,162	$30,430	$81,053	$57,394

Cost of revenue	32,473	24,901	65,528	49,790

Gross profit	8,689	5,529	15,525	7,604

Operating expenses:
Selling, general and administrative	11,001	5,127	18,264	10,687
Research and development	4,964	4,069	9,398	9,128
Total operating expenses	15,965	9,196	27,662	19,815

Operating loss	(7,276)	(3,667)	(12,137)	(12,211)

Other (income) expenses:
Interest expense, net	1,113	953	2,080	1,922
Loss from convertible subordinated notes exchange offer	-	-	1,078	-
Equity in net loss of Velox investment	150	-	332	-
Equity in net loss (income) of GELcore	397	297	(150)	(75)
Total other expenses	1,660	1,250	3,340	1,847

Loss from continuing operations	(8,936)	(4,917)	(15,477)	(14,058)

Discontinued operations:
Gain on disposal of discontinued operations	2,012	12,476	2,012	12,476

Income from discontinued operations	2,012	12,476	2,012	12,476

Net (loss) income	$(6,924)	$7,559	$(13,465)	$(1,582)

Per Share Data:
Basic per share data:
Loss from continuing operations	$(0.18)	$(0.10)	$(0.32)	$(0.30)
Income from discontinued operations	0.04	0.26	0.04	0.27
Net (loss) income	$(0.14)	$0.16	$(0.28)	$(0.03)

Diluted per share data:
Loss from continuing operations	$(0.18)	$(0.10)	$(0.32)	$(0.30)
Income from discontinued operations	0.04	0.26	0.04	0.27
Net (loss) income	$(0.14)	$0.16	$(0.28)	$(0.03)

Weighted average basic shares outstanding used in per basic share calculations	49,409	47,265	48,788	47,128
Weighted average diluted shares outstanding used in per diluted share calculations	49,409	47,265	48,788	47,128

EMCORE CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2006 and September 30, 2005
(in thousands)
(unaudited)

	As of March 31, 2006	As of September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$23,048	$19,525
Restricted cash	698	547
Marketable securities	10,150	20,650
Accounts receivable, net	24,707	22,633
Receivables, related parties	276	4,197
Inventories, net	22,166	18,348
Prepaid expenses and other current assets	3,145	3,638

Total current assets	84,190	89,538

Property, plant and equipment, net	57,378	56,957
Goodwill	40,424	34,643
Intangible assets, net	7,741	5,347
Investments in unconsolidated affiliates	12,517	12,698
Receivables, related parties	169	169
Other assets, net	5,364	6,935

Total assets	$207,783	$206,287

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,492	$15,587
Accrued expenses and other current liabilities	17,333	19,078
Notes payable, current portion	407	-
Convertible subordinated note, current portion	1,350	1,350

Total current liabilities	35,582	36,015

Convertible subordinated notes	95,846	94,701
Notes payable, long-term	394	-
Other liabilities	-	8

Total liabilities	131,822	130,724

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 100,000 shares authorized, 50,453, shares issued and 50,294 outstanding at March 31, 2006; 48,023 shares issued and 48,003 outstanding at September 30, 2005	407,480	392,466
Accumulated deficit	(329,436)	(315,971)
Treasury stock, at cost; 159 and 20 shares at March 31, 2006 and September 30, 2005, respectively	(2,083)	(932)

Total shareholders’ equity	75,960	75,563

Total liabilities and shareholders’ equity	$207,783	$206,287

In accordance with applicable regulations, a non-GAAP reconciliation is provided below, which allows investors to reconcile the non-GAAP measures discussed above to GAAP.  A non-GAAP financial measure is a numerical measure of a company's performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  EMCORE believes that the additional non-GAAP measures are useful to investors for financial analysis.  In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from one-time items such as loan forgiveness and gains (losses) on disposal of discontinued operations because these items would make results less comparable between periods. Because EMCORE implemented stock option expensing recently, we have also provided a non-GAAP measure so that our investors can more easily compare our performance to periods prior to implementation of expensing. Management believes adjusting for stock-based compensation expense is appropriate, as it is a non-cash expense, and adjusting is consistent with the practice of most of our competitors. Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods.  However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

EMCORE CORPORATION
RECONCILIATION OF NON-GAAP OPERATING LOSS
FOR THE THREE MONTHS ENDED
(in thousands, except loss per share)
(unaudited)

	March 31, 2006	March 31, 2005	December 31, 2005

Loss from operations	$(7,276)	$(3,667)	$(4,861)
Adjustments:
Loan forgiveness	2,683	-	-
SFAS 123(R), stock-based compensation expense	933	-	1,130

Non-GAAP loss from operations	$(3,660)	$(3,667)	$(3,731)

Non-GAAP loss from operations per basic and diluted share	$(0.07)	$(0.08)	$(0.08)

EMCORE CORPORATION
RECONCILIATION OF NON-GAAP NET LOSS
FOR THE THREE MONTHS ENDED
(in thousands except loss per share)
(unaudited)

	March 31, 2006	March 31, 2005	December 31, 2005

Net (loss) income	$(6,924)	$7,559	$(6,541)
Adjustments:
SFAS 123(R), stock-based compensation expense	933	-	1,130
Gain on disposal of discontinued operations	(2,012)	(12,476)	-
Loan forgiveness	2,683	-	-
Loss on convertible subordinated notes exchange offer	-	-	1,078

Sub-total adjusted loss	(5,320)	(4,917)	(4,333)
GELcore loss (income)	397	297	(547)

Non-GAAP net loss	$(4,923)	$(4,620)	$(4,880)

Non-GAAP loss per share	$(0.10)	$(0.10)	$(0.10)

EMCORE CORPORATION
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
FOR THE THREE MONTHS ENDED
(in thousands)
(unaudited)

	March 31, 2006	March 31, 2005	December 31, 2005

Net (loss) income	$(6,924)	$7,559	$(6,541)
Adjustments:
Depreciation and amortization	3,782	3,675	3,050
Gain on disposal of discontinued operations	(2,012)	(12,476)	-
Interest expense, net	1,113	953	967
Equity in net loss (income) of GELcore	397	297	(547)
Equity in net loss of Velox	150	-	182
Loan forgiveness	2,683	-	-
Loss on convertible subordinated notes	-	-	1,078
SFAS 123 (R), stock-based compensation expense	933	-	1,130
Other non-cash items	301	125	265

Total adjustments	7,347	(7,426)	6,125

Adjusted EBITDA	$423	$133	$(416)

CONTACT

EMCORE Corporation
Tom Werthan - Chief Financial Officer
(732) 271-9090
info@emcore.com

TTC Group
Victor Allgeier
(212) 227-0997
info@ttcominc.com